Exhibit 99.1

NEWS RELEASE

APACHE APPOINTS PETER A. RAGAUSS TO BOARD OF DIRECTORS

HOUSTON, Dec. 17, 2014 – Apache Corporation (NYSE, Nasdaq: APA) today announced the appointment of Peter A. Ragauss to its board of directors.

Mr. Ragauss retired from Baker Hughes in October 2014 after eight years as senior vice president and chief financial officer. Prior to joining Baker Hughes, he was controller, Refining and Marketing, for BP Plc from 2003 to 2006; chief executive officer for Air BP from 2000 to 2003; and assistant to group chief executive for BP Amoco from 1998 to 2000. Mr. Ragauss was vice president of Finance and Portfolio Management for Amoco Energy International when Amoco Corporation merged with BP. From 1996 to 1998, he served as vice president of Finance for El Paso Energy International and held positions of increasing responsibility at Tenneco, Inc., from 1993 to 1996, and Kidder, Peabody & Co. Incorporated, from 1987 to 1993.

Mr. Ragauss holds an MBA from Harvard University. He also serves on the board of the Alley Theatre in Houston.

“Peter’s broad experience with both a major international oil company and a large oil service company will enable him to make a significant contribution to the board’s ongoing assessment of the opportunities and risks facing Apache as it transforms into a North American onshore resource exploration and production company,” said Charles J. Pitman, Apache’s lead director.

About Apache

Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom and Australia. Apache posts announcements, operational updates, investor information and all press releases on its website, www.apachecorp.com.

APACHE APPOINTS PETER A. RAGAUSS TO BOARD OF DIRECTORS — ADD 1

Contacts

Investor: (281) 302-2286 Gary Clark

Media:    (713) 296-7189 Castlen Kennedy

Website: www.apachecorp.com

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